EXHIBIT 99.1

BeyondSpring Reports 2024 Year-End Financial Results and Highlights Key Clinical & Strategic Milestones

  Plinabulin Final Phase 3 Data Published in The Lancet Respiratory Medicine, Demonstrating Overall Survival Benefit in 2L/3L NSCLC EGFR Wild Type vs. Docetaxel
  Plinabulin Phase 2 Data Highlights Potential to Resensitize Tumors Progressed on PD-1/PD-L1 Inhibitors in Metastatic NSCLC
  SEED Therapeutics Enters into Targeted Protein Degradation Research Collaboration with Eisai with potential payment to SEED of up to $1.5 Billion and Completes $24 Million First Close of Series A-3 Financing
  SEED Therapeutics’ Lead Oncology Asset RBM39 Degrader Granted Rare Pediatric Disease and Orphan Drug Designations by the FDA

FLORHAM PARK, N.J., March 27, 2025 (GLOBE NEWSWIRE) -- BeyondSpring Inc. (NASDAQ: BYSI) (“BeyondSpring” or the “Company”), a global clinical-stage biopharmaceutical company developing innovative cancer therapies, today announced its financial results for the year ended December 31, 2024, and provided a business update on key clinical and corporate developments.

“2024 was a pivotal year for BeyondSpring, with significant clinical progress for our first-in-class agent Plinabulin and strategic advancements for SEED Therapeutics (SEED), which BeyondSpring co-founded and owns an equity stake in. We believe these developments create value benefiting all stakeholders,” said Dr. Lan Huang, Co-Founder, Chairman, and CEO of BeyondSpring.

“Plinabulin demonstrated a statistically significant survival benefit in patients with second- and third-line non-small cell lung cancer (NSCLC) (EGFR wild-type), a setting where no new therapies have been approved in over a decade. This Phase 3 data, now published in The Lancet Respiratory Medicine, strengthens our regulatory strategy as we prepare for submission to the Chinese National Medical Products Administration (NMPA) and potentially regulatory authorities in other jurisdictions.”

“BeyondSpring is also advancing Plinabulin’s potential as a next-generation immuno-oncology agent, with its potent effect in dendritic cell maturation. An ongoing Phase 2 study showed that Plinabulin, in combination with a PD-1 inhibitor and docetaxel, produced promising efficacy in patients with metastatic NSCLC who had progressed on prior PD-1/PD-L1 inhibitors with good tolerability. While PD-1 and PD-L1 antibody annual sales have exceeded $50 billion, with most sales coming from lung cancer, 60% of patients across multiple cancer indications develop acquired resistance to checkpoint inhibitors, which we believe represents a significant opportunity for Plinabulin to impact the treatment landscape and create substantial value.”

“SEED also made significant progress in 2024, securing a strategic research collaboration with Eisai Co., Ltd. (“Eisai”), a second global pharma partnership in addition to the Eli Lilly and Company (“Lilly”) partnership. Under this collaboration, SEED will be eligible to receive upfront payments and potential preclinical, clinical, regulatory and sales milestone payments of up to $1.5 billion, plus tiered royalties on net sales. In parallel, SEED is advancing its internal lead oncology asset, RBM39 degrader, toward clinical development. SEED’s recognition in two Nature review papers as a leader in targeted protein degradation (TPD), along with recent granting of Rare Pediatric Disease and Orphan Drug Designations by the FDA for its RBM39 degrader ST-01156, further underscore its unique platform and reinforce its leadership in this emerging field.”

“With strongly anchored pipelines, key global partnerships and deliberate plans to navigate regulatory pathways, we believe BeyondSpring and SEED are well-positioned to drive transformative advancements in oncology and TPD in 2025,” Dr. Lan Huang concluded.

Recent Clinical and Business Updates

Plinabulin Clinical Updates

  Plinabulin Phase 3 Data Published in The Lancet Respiratory Medicine and Presented at the IASLC 2024 conference
    Demonstrated a statistically significant overall survival, PFS and ORR benefit in second- and third-line NSCLC (EGFR wild-type) compared to standard-of-care docetaxel.
    Supports planned regulatory submissions to NMPA and potentially regulatory authorities in other jurisdictions.
  Plinabulin Combination Therapy in multiple cancers which failed PD-1/PD-L1 therapies at MD Anderson Cancer Center
    Phase 1 investigator-initiated study of Plinabulin + PD-1/PD-L1 inhibitor + radiation showed encouraging data in re-sensitizing NSCLC, Head and Neck cancer, and Hodgkin’s Lymphoma.
    Responding patients showed dendritic cell maturation.
  Plinabulin Combination Therapy in NSCLC
    Ongoing Phase 2 investigator-initiated study (Study 303) of Plinabulin + PD-1 inhibitor + Docetaxel showed encouraging efficacy and safety outcomes in metastatic NSCLC patients who had progressed on prior PD-1/PD-L1 inhibitors.
    Supports Plinabulin’s potential to resensitize tumors to checkpoint inhibitors.
  Other Ongoing Clinical Trial
    Enrolled first patient in a Phase 2 investigator-initiated study (Study 302) of Plinabulin + PD-1 inhibitor + Etoposide/Platinum (EP) for first-line extensive-stage small-cell lung cancer (ES-SCLC).

BeyondSpring Business Update

  Entered into definitive agreements to sell a portion of BeyondSpring’s Series A-1 Preferred Shares of SEED for gross proceeds of approximately $35.4 million to advance late-stage clinical development of Plinabulin. First closing of approximately $7.35 million completed in February 2025.

SEED Updates

  Strategic Collaborations & Financing
    Research collaboration with Eisai to develop molecular glue degraders for oncology and neurodegenerative diseases with potential payments to SEED of up to $1.5 billion.
    $24 million Series A-3 financing first close, led by Eisai.
    Achieved third milestone with Lilly R&D collaboration.
  Industry Recognition & FDA Designations
    SEED was recognized in two Nature review articles as a leading company in TPD.
    Received Rare Pediatric Disease and Orphan Drug Designations from the FDA for RBM39 degrader ST-01156, reinforcing its potential as a breakthrough therapy for hard-to-treat cancers.

Full-Year 2024 Financial Results1
Continuing operations:

  R&D expenses: $2.6 million (vs. $7.3 million in 2023), reflecting completion of Plinabulin Dublin-3 and Protective Studies.
  G&A expenses: $6.1 million (vs. $7.8 million in 2023), driven by cost optimization measures.
  Net loss: $8.9 million (vs. $14.0 million in 2023).
  Cash, cash equivalents, and short-term investments: $2.9 million as of December 31, 2024.

Discontinued operations:

  Net loss: $7.8 million (vs. $7.9 million in 2023).
  Current assets: $25.3 million as of December 31, 2024.

Expected 2025 Milestones
Plinabulin

  1H 2025: Updated data from Phase 2 of Study 303 in metastatic NSCLC progressed on PD-1/PD-L1 inhibitors.
  2H 2025: Preliminary data from Phase 2 of Study 302 in 1L ES-SCLC.

SEED

  Mid-2025: Expected IND filing of RBM39 degrader.
  2H 2025: RBM39 degrader expected to begin patient enrollment.
  2H 2025: Tau degrader expected to achieve in vivo efficacy.

Note: 1. As a result of BeyondSpring entering into definitive agreements to sell a portion of its Series A-1 Preferred Shares of SEED, SEED’s operations met the criteria as discontinued operations under ASC 205-20 for financial reporting purposes.

About BeyondSpring
BeyondSpring (NASDAQ: BYSI) is a clinical-stage biopharmaceutical company developing first-in-class therapies for high unmet medical needs. Its lead asset, Plinabulin, is in late-stage clinical development as an anti-cancer agent in NSCLC and a range of cancer indications. Plinabulin’s novel mechanism of action as a dendritic cell maturation agent supports both anti-cancer activity and immune modulation, offering a unique approach to resensitizing tumors to checkpoint inhibitors. Learn more at beyondspringpharma.com.

About SEED Therapeutics
SEED Therapeutics is a biotech company pioneering targeted protein degradation (TPD). Its proprietary RITE3™ platform is advancing novel molecular glue degraders across oncology, neurodegeneration, immunology, and virology. SEED collaborates with Eli Lilly and Company and Eisai Co., Ltd. and is advancing its RBM39 degrader into clinical development. Learn more at seedtherapeutics.com.

Cautionary Note Regarding Forward-Looking Statements
This press release includes forward-looking statements that are not historical facts. Words such as “will,” “expect,” “anticipate,” “plan,” “believe,” “design,” “may,” “future,” “estimate,” “predict,” “objective,” “goal,” or variations thereof and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are based on BeyondSpring’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties, and assumptions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors including, but not limited to, difficulties raising the anticipated amount needed to finance the Company’s future operations on terms acceptable to the Company, if at all, unexpected results of clinical trials, delays or denial in regulatory approval process, results that do not meet the Company’s expectations regarding the potential safety, the ultimate efficacy or clinical utility of the Company’s product candidates, increased competition in the market, the Company’s ability to meet Nasdaq’s continued listing requirements, and other risks described in BeyondSpring’s most recent Form 10-K on file with the U.S. Securities and Exchange Commission. All forward-looking statements made herein speak only as of the date of this release and BeyondSpring undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law.

Investor Contact: IR@beyondspringpharma.com
Media Contact: PR@beyondspringpharma.com

Financial Tables to Follow

BEYONDSPRING INC. CONSOLIDATED BALANCE SHEETS (Amounts in thousands of U.S. Dollars (“$”), except for number of shares and per share data)

	As of December 31,
	2023	2024
	$	$
Assets
Current assets:
Cash and cash equivalents	5,396	2,922
Restricted Cash	9,941	-
Advances to suppliers	292	240
Prepaid expenses and other current assets	168	68
Current assets of discontinued operations	2,622	25,347
Total current assets	18,419	28,577

Noncurrent assets:
Property and equipment, net	317	239
Operating right-of-use assets	730	513
Other noncurrent assets	123	213
Noncurrent assets of discontinued operations	5,219	4,773
Total noncurrent assets	6,389	5,738

Total assets	24,808	34,315

Liabilities and equity

Current liabilities:
Accounts payable	561	295
Accrued expenses	2,347	840
Current portion of operating lease liabilities	258	282
Other current liabilities	1,069	780
Current liabilities of discontinued operations	3,723	8,813
Total current liabilities	7,958	11,010

Noncurrent liabilities:
Operating lease liabilities	589	307
Deferred revenue	28,170	27,400
Other noncurrent liabilities	3,705	3,686
Noncurrent liabilities of discontinued operations	7,847	6,197
Total noncurrent liabilities	40,311	37,590

Total liabilities	48,269	48,600

Commitments and contingencies (Note 13)

Mezzanine equity
Contingently redeemable noncontrolling interests – discontinued operations	11,874	-

Shareholders’ deficit
Ordinary shares ($0.0001 par value; 500,000,000 shares authorized; 39,029,163 and 40,316,320 shares issued and outstanding as of December 31, 2023 and 2024, respectively)	4	4
Additional paid-in capital	368,599	373,185
Accumulated deficit	(396,302)	(407,425)
Accumulated other comprehensive income	894	1,336

Total BeyondSpring Inc.’s shareholders’ deficit	(26,805)	(32,900)
Noncontrolling interests	(8,530)	18,615
Total shareholders’ deficit	(35,335)	(14,285)

Total liabilities, mezzanine equity and shareholders’ deficit	24,808	34,315

BEYONDSPRING INC. CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Amounts in thousands of U.S. Dollars (“$”), except for number of shares and per share data)

	Year ended December 31,
	2023	2024
	$	$

Revenue	-	-

Operating expenses
Research and development	(7,272)	(2,644)
General and administrative	(7,809)	(6,110)

Loss from operations	(15,081)	(8,754)
Foreign exchange loss, net	(128)	(96)
Interest income	322	59
Other income, net	964	22

Loss before income tax	(13,923)	(8,769)
Income tax expenses	(92)	(96)

Net loss from continuing operations	(14,015)	(8,865)

Discontinued operations
Loss from discontinued operations	(7,919)	(7,828)
Income tax expenses	(14)	-
Net loss from discontinued operations	(7,933)	(7,828)

Net loss	(21,948)	(16,693)
Less: Net loss attributable to noncontrolling interests from continuing operations	(922)	(388)
Less: Net loss attributable to noncontrolling interests from discontinued operations	-	(5,182)
Net loss attributable to BeyondSpring Inc.	(21,026)	(11,123)

Net loss per share, basic and diluted
Continuing operations	(0.34)	(0.21)
Discontinued operations	(0.20)	(0.07)
Basic and diluted loss per share	(0.54)	(0.28)

Weighted-average shares outstanding
Basic and diluted	38,996,463	39,733,191

Other comprehensive loss, net of tax of nil:
Foreign currency translation adjustment gain from continuing operations	760	710
Foreign currency translation adjustment (loss) gain from discontinued operations	(35)	17
Comprehensive loss	(21,223)	(15,966)
Less: Comprehensive loss attributable to noncontrolling interests from continuing operations	(655)	(131)
Less: Comprehensive loss attributable to noncontrolling interests from discontinued operations	-	(5,154)
Comprehensive loss attributable to BeyondSpring Inc.	(20,568)	(10,681)